EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2019 FINANCIAL RESULTS

•	Third quarter net revenues of $126.0 million compared to net revenues of $113.1 million for the same period of fiscal 2018.
•	Third quarter net income of $3.8 million, or $0.30 per diluted share, compared to net income of $0.7 million, or $0.06 per diluted share, for the same period of fiscal 2018.
•	Backlog of $254.9 million at June 30, 2019, an increase from $253.0 million at March 31, 2019 and at the highest level since fiscal 2012.
•	Capital investment in the first nine months of fiscal 2019 of $7.3 million and forecast for total capital spending in fiscal 2019 of $10.0 million.
•	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, August 1, 2019 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the third quarter of fiscal 2019 ended June  30, 2019.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“We initiated widespread operational improvements following a thorough bottom-up evaluation after my arrival last year, and those improvements are beginning to pay off. We improved our gross margin percentage in each quarter of this fiscal year, and our net income in the third quarter was the highest we have seen in fifteen quarters,” said Michael Shor, President and Chief Executive Officer.  “Our focus on increased volumes of the right products, manufacturing process improvement, implementation of price increases and a dedication to quality throughout the organization have encouraged our team and improved our margins, cash flow and profitability.  The residual margin effects of the sharp decline in cobalt pricing and the delayed start-up of our cold finishing furnace upgrade are expected to roll off by the end of our fiscal year, which should aid further margin improvement.”

 3rd Quarter Results

Net Revenues.    Net revenues were $126.0 million in the third quarter of fiscal 2019, an increase of 11.4% from $113.1 million in the same period of fiscal 2018.   Volume was 5.1 million pounds in the third quarter of fiscal 2019, an increase of 7.1% from 4.8 million pounds in the same period of fiscal 2018.  The product-sales average selling price was $23.25 per pound in the third quarter of fiscal 2019, an increase of 3.2% from $22.53 per pound in the same period of fiscal 2018.  The increase in average selling price per pound largely reflects improved pricing (predominantly in the aerospace market) combined with a higher value product mix in aerospace and other markets as compared to the same period of last year, which increased average selling price per pound by approximately $2.23.  These increases were partially offset by lower market prices of raw materials, particularly cobalt, which decreased average selling price per pound by approximately $1.51.

Gross Profit.  As a result of the above factors, gross profit was $18.2 million for the third quarter of fiscal 2019, an increase of $2.8 million from the same period of fiscal 2018. Gross margin as a percentage of net revenue increased to 14.4% in the third quarter of fiscal 2019 as compared to 13.6% in the same period of fiscal 2018, primarily attributable to improved pricing, cost savings initiatives and higher absorption.  Margins increased despite temporary challenges from higher production costs incurred during the delayed start-up of cold-finish operations after the planned equipment upgrade which was completed during the month of January.  These higher-cost products were shipped and reflected in cost of sales in both the second and third quarters of fiscal 2019.  An additional margin challenge was the decline in the market price of cobalt which reduced selling prices in the third quarter of fiscal 2019 with the prior quarters’ cobalt cost reflected in cost of sales.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $11.0 million for the third quarter of fiscal 2019, a decrease of $2.7 million from the same period of fiscal 2018.  This decrease is primarily attributable to two events that took place last year during the third quarter of fiscal 2018.   First, expense of $1.5 million was recorded related to certain legal and due -diligence costs incurred in a strategic acquisition initiative that reached late stage negotiations but ultimately did not result in an executed purchase agreement.  Second, expense of $1.1 million was recorded related to the retirement of the Company’s Chief Executive Officer.  Selling, general and administrative expense as a percentage of net revenues decreased to 8.7% for the third quarter of fiscal 2019 compared to 12.1% for the same period of fiscal 2018.

Research and Technical Expense.  Research and technical expense was $0.8 million, or 0.7% of net revenue, for the third quarter of fiscal 2019, compared to $1.0 million, or 0.9% of net revenue, in the same period of fiscal 2018.

Operating Income/(Loss).  As a result of the above factors, operating income in the third quarter of fiscal 2019 was $6.4 million compared to operating income of $0.7 million in the same period of fiscal 2018.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $0.9 million in the third quarter of fiscal 2019 compared to $2.1 million in the same period of fiscal 2018.  The reduction in expense was primarily driven by higher discount rates which resulted in lower retirement liabilities and ultimately lower expense.

Income Taxes.    Income tax expense was $1.5 million in the third quarter of fiscal 2019, a difference of $3.8 million from a benefit of $2.4 million in the third quarter of fiscal 2018, driven by higher income before income taxes.  Additionally, a lower than expected benefit for foreign tax credits resulted in additional expense during the quarter.

Net Income/(Loss).  As a result of the above factors, net income in the third quarter of fiscal 2019 was $3.8 million, compared to $0.7 million in the same period of fiscal 2018.

Nine Months Results

Net Revenues.   Net revenues were $360.6 million in the first nine months of fiscal 2019, an increase of 15.2% from $313.0 million in the same period of fiscal 2018.   Volume was 14.6 million pounds in the first nine months of fiscal 2019, an increase of 9.1% from 13.4 million pounds in the same period of fiscal 2018.  The increase in volume was primarily due to strong aerospace sales as well as improvement in flue-gas desulfurization (included within other markets), chemical processing sales and an improvement in industrial gas turbines.  The product-sales average selling price was $23.41 per pound in the first nine months of fiscal 2019, an increase of 6.2% from $22.04 per pound in the same period of fiscal 2018.  The average selling price increased as a result of improved pricing and a higher-value product mix in aerospace and other markets as compared to the same period of fiscal 2018, in the amount of approximately $1.98 per pound, partially offset by lower raw material market prices, which decreased average selling price per pound by approximately $0.61.

Gross Profit.   As a result of the above factors, gross profit was $44.2 million for the first nine months of fiscal 2019, an increase of $6.2 million from the same period of fiscal 2018. Gross profit as a percentage of net revenue increased to 12.3% in the first nine months of fiscal 2019 as compared to 12.1% in the same period of fiscal 2018.  The improvement in gross profit was primarily attributable to improved pricing, cost saving initiatives and higher absorption, partially offset by temporary inefficiencies caused by the delayed start-up of cold-finish operations after the planned equipment upgrade which was completed during the month of January and declines in the market price of cobalt.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $32.8 million for the first nine months of fiscal 2019, a decrease of $3.9 million from the same period of fiscal 2018.  This decrease is primarily attributable to the two events that took place last year during the third quarter of fiscal 2018: the strategic acquisition initiative which did not result in a purchase agreement and the retirement of the Company’s Chief Executive Officer, which resulted in $2.6 million in additional costs in the same period of fiscal 2018.  In addition, the decrease in the first nine months of fiscal 2019 includes lower expense due to foreign exchange losses of $0.2 million, lower bad debt expense of $0.3 million, with the remainder due to cost controls for administrative expenses.  Selling, general and administrative expense as a percentage of net revenues decreased to 9.1% for the first nine months of fiscal 2019 compared to 11.7% for the same period of fiscal 2018.

Research and Technical Expense.  Research and technical expense was $2.5 million, or 0.7% of net revenue, for the first nine months of fiscal 2019, compared to $2.9 million, or 0.9% of net revenue, in the same period of fiscal 2018.

Operating Income/(Loss).  As a result of the above factors, operating income in the first nine months of fiscal 2019 was $8.9 million compared to an operating loss of $(1.6) million in the same period of fiscal 2018.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $2.6 million compared to $6.3 million in the same period of fiscal 2018.  The reduction in expense was primarily driven by higher discount rates which resulted in lower retirement liabilities and ultimately lower expense.

Income Taxes.  Income tax expense was $1.9 million in the first nine months fiscal 2019, a reduction of $13.5 million from expense of $15.4 million in the same period of fiscal 2018.  The higher expense last year was driven by a $18.2 million unfavorable impact related to the passage of the Tax Reform and Jobs Act during fiscal 2018.  This Act required the Company to revalue its deferred tax assets to the new statutory tax rate which resulted in increased expense during that period.

Net Income/(Loss).  As a result of the above factors, net income for the first nine months of fiscal 2019 was $3.7 million, a difference of $27.6 million from a net loss of $(23.9) million in the same period of fiscal 2018.

Completion of Planned Equipment Outage and Upgrade

The Company undertook a significant planned equipment outage and upgrade in the cold-finishing production area during the first quarter and a portion of the second quarter of fiscal 2019, upgrading certain components of one of the three annealing lines beginning in mid-October 2018.  The duration was fifteen weeks, with the upgraded annealing line placed back into service in late January 2019.  The outage required to complete these upgrades had a significant impact on the Company’s financial results in the first quarter of fiscal 2019, as well as a moderate financial impact on the second quarter of fiscal 2019.  Start-up costs, including higher processing costs and lower yields, impacted product costs in the second quarter and represented a temporary margin headwind.  This margin challenge continued through the third quarter as the higher-cost product produced during the start-up has sold and is reflected in cost of sales.  Additionally, this challenge continues into the fourth quarter with margin compression expected from product shipped through our foreign service centers.  The upgraded line is expected to be one of the key drivers to revenue growth moving forward.

Volumes, Competition and Pricing

Volume shipped in the third quarter of fiscal 2019 was 5.1 million pounds which was higher than the Company’s five-million-pound per quarter goal, thus alleviating the margin challenges associated with lower volumes.  The volume in the quarter was 7.1% higher than the same period of fiscal 2018.  Volume shipped into the aerospace market during the third quarter of fiscal 2019 was 2.6 million pounds, slightly lower than the same period of fiscal 2018 due to temporary timing issues and a more complex alloy product mix.  The Company remains cautiously optimistic regarding Boeing’s temporary reduction in production rates of the 737MAX.  The Company has not been notified of any reduction from its customers.  However, if issues are prolonged, or if Boeing further reduces the 737MAX production rates, this could potentially have an impact on shipping schedules, but likely not until fiscal year 2020.  Chemical processing volumes in the third quarter of fiscal 2019 of 1.1 million pounds were higher than the same period of fiscal 2018 driven by higher levels in specialty application projects shipped.  However, 40% of the revenue for these projects in the third quarter of fiscal 2019 were for a commodity alloy having a lower average selling price per pound and single digit margin percentage. Pounds shipped into the industrial gas turbine market increased 43.6% compared to the same period of last year, coming off of historically low levels.  This increase was primarily from the small/medium frame engines market.  Continued weakness remains in the large-frame turbines market.

The product average selling price per pound in the third quarter of fiscal 2019 was $23.25, which is a 3.2% increase over last fiscal year’s third quarter, but is sequentially $0.23 per pound lower than the second quarter of fiscal 2019.  The increase over last fiscal year’s price is driven by the realization of price increases primarily in the aerospace market, which continues to be an area of strategic focus.  The alloy product mix of shipments this quarter was higher in value for aerospace and other markets and lower for chemical processing and industrial gas turbines. Nearly offsetting all of the above pricing factors were declines in raw material market prices, primarily cobalt.

Gross Profit Margin Trend Performance

Gross profit margin and gross profit margin percentage improved in the third quarter of fiscal 2019 as compared to the second quarter of fiscal 2019.  The $3.5 million increase in gross profit margin dollars was derived despite $1.4 million in lower net sales.  Continued traction of the Company’s focus initiatives related to price increases and cost reductions favorably impacted gross margins.  Margins increased despite temporary challenges from higher production costs incurred during the delayed start-up of cold-finish operations after the planned equipment upgrade which was completed during the month of January.  These higher-cost products were shipped and reflected in cost of sales in both the second and third quarters of fiscal 2019 and is expected to continue into the fourth quarter from sales in our foreign service centers.  An additional margin challenge was the decline in the market price of cobalt, which reduced selling prices in the third quarter of fiscal 2019 with the prior quarters’ cobalt cost flowing through cost of sales.

Backlog

Backlog was $254.9 million at June 30, 2019, an increase of $1.9 million, or 0.8%, from $253.0 million at March 31, 2019.  Backlog pounds at June 30, 2019 increased sequentially during the third quarter of fiscal 2019 by 2.5% as compared to March 31, 2019 and increased 25.0% during the first nine months of the year as compared to September  30, 2018.  The average selling price of products in the Company’s backlog decreased to $28.10 per pound at June 30, 2019 from $28.57 per pound at March 31, 2019, reflecting a change in product mix.

Capital Spending

During the first nine months of fiscal 2019, capital investment was $7.3 million, and the forecast for capital spending in fiscal 2019 is approximately $10.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $287.0 million at June 30, 2019, a decrease of $4.9 million, or 1.7%, from $291.9 million at September 30, 2018. This decrease resulted primarily from accounts payable and accrued expenses increasing $5.3 million and inventory decreasing $3.9 million, partially offset by accounts receivable increasing by $4.3 million during the first nine months of fiscal 2019.  As compared to the second quarter ended March 31, 2019, controllable working capital decreased $7.3 million, or 2.5%.  This decrease resulted primarily from accounts receivable decreasing $3.4 million and inventory decreasing $2.9 million during the third quarter of fiscal 2019, partially offset by a decrease in accounts payable and accrued expenses of $1.1 million.

Liquidity

The Company had cash and cash equivalents of $22.0 million, inclusive of $9.8 million that was held by foreign subsidiaries in various currencies, compared to $9.8 million at September 30, 2018.  Additionally, there were zero borrowings against the line of credit outstanding as of June 30, 2019.  During the first nine months of fiscal 2019, the Company’s primary sources of cash were cash on-hand and the revolving credit facility which was drawn against during the first six months of fiscal 2019, but repaid in full by March 31, 2019.

Net cash provided by operating activities in the first nine months of fiscal 2019 was $28.3 million compared to net cash used in operating activities of $(13.2) million in the first nine months of fiscal 2018, a difference of $41.5 million.  The improvement is primarily driven by a reduction in inventory during the first nine months of fiscal 2019 of $2.5 million (net of foreign currency impacts) compared to a $27.9 million (net of foreign currency impacts) increase in inventory during the same period of fiscal 2018 along with $4.0 million of income tax refunds during the first nine months of fiscal 2019 as compared to a $1.4 million of tax payments during the same period of fiscal 2018.

Net cash used in investing activities was $7.3 million in the first nine months of fiscal 2019, which was lower than cash used in investing activities during the same period of fiscal 2018 of $9.8 million, driven by lower additions to property, plant and equipment.

Net cash used in financing activities was $8.5 million in the first nine months of fiscal 2019, which was lower than cash used in financing activities during the same period of fiscal 2018 of $8.6 million, as a result of, among other factors, proceeds received from the exercise of stock options during the nine months of fiscal 2019.  Other events impacting the first nine months of fiscal 2019 included dividends paid of $8.3 million, which is comparable to the prior year.  Additionally, during the first nine months of fiscal 2019, the Company borrowed $16.6 million from the revolving credit facility which was fully repaid by the end of the second quarter.

The Company’s sources of liquidity for fiscal 2019 are expected to consist primarily of cash generated from operations, cash on hand and, if needed, borrowings under the U.S. revolving credit facility. At June 30, 2019, the Company had cash of $22.0 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves.

Management believes that the resources described above will be sufficient to fund planned capital expenditures, regular quarterly dividends and working capital requirements over the next twelve months.

Dividend Declared

On July 31, 2019, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable September 16, 2019 to stockholders of record at the close of business on August 30, 2019. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Guidance

The Company is expecting continued improving financial results in the fourth quarter of fiscal 2019 as our focus initiatives gain additional traction related to volume, pricing and cost improvements.  With a solid backlog to support higher business levels, the Company expects revenue and earnings in the fourth quarter of fiscal 2019 to be slightly higher than the third quarter of fiscal 2019.

Earnings Conference Call

The Company will host a conference call on Friday, August 2, 2019 to discuss its results for the third quarter of fiscal 2019.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 2, 2019	Dial-In Numbers:	844-369-8770 (Domestic)
Time:	9:00 a.m. Eastern Time		862-298-0840 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, August 2rd at 11:00 a.m. ET, through 11:59 p.m. ET on Monday,  September 2nd, 2019. To listen to the replay, please dial:

Replay:	877-481-4010
Conference Pin:	51703

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2019 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2018.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2019	2018	2019
Net revenues	$113,114	$126,032	$313,013	$360,575
Cost of sales	97,751	107,857	275,062	316,382
Gross profit	15,363	18,175	37,951	44,193
Selling, general and administrative expense	13,661	10,985	36,670	32,776
Research and technical expense	1,018	830	2,871	2,523
Operating income (loss)	684	6,360	(1,590)	8,894
Nonoperating retirement benefit expense	2,118	856	6,289	2,568
Interest income	(18)	(15)	(53)	(53)
Interest expense	228	231	687	756
Income (loss) before income taxes	(1,644)	5,288	(8,513)	5,623
Provision for (benefit from) income taxes	(2,357)	1,486	15,368	1,915
Net income (loss)	$713	$3,802	$(23,881)	$3,708
Net income (loss) per share:
Basic	$0.06	$0.30	$(1.93)	$0.29
Diluted	$0.06	$0.30	$(1.93)	$0.29
Weighted Average Common Shares Outstanding
Basic	12,422	12,450	12,419	12,443
Diluted	12,430	12,592	12,419	12,591

Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

 (in thousands, except share data)

	September 30,	June 30,
	2018	2019
ASSETS
Current assets:
Cash and cash equivalents	$9,802	$22,045
Accounts receivable, less allowance for doubtful accounts of $1,130 and $1,503 at September 30, 2018 and June 30, 2019, respectively	73,437	77,719
Inventories	273,045	269,138
Income taxes receivable	7,240	2,371
Other current assets	2,825	3,703
Total current assets	366,349	374,976
Property, plant and equipment, net	179,400	172,212
Deferred income taxes	25,454	23,834
Other assets	7,163	6,678
Goodwill	4,789	4,789
Other intangible assets, net	5,539	5,334
Total assets	$588,694	$587,823
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,140	$43,040
Accrued expenses	17,463	16,837
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	2,500	2,500
Total current liabilities	62,198	67,472
Long-term obligations (less current portion)	8,443	8,337
Deferred revenue (less current portion)	17,829	15,954
Deferred income taxes	1,919	1,919
Accrued pension benefits (less current portion)	62,072	59,874
Accrued postretirement benefits (less current portion)	103,013	104,127
Total liabilities	255,474	257,683
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,546,591 and 12,566,819 shares issued and 12,504,478 and 12,513,350 shares outstanding at September 30, 2018 and June 30, 2019, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	251,053	253,116
Accumulated earnings	126,588	122,019
Treasury stock, 42,113 shares at September 30, 2018 and 53,469 shares at June 30, 2019	(1,869)	(2,239)
Accumulated other comprehensive loss	(42,565)	(42,769)
Total stockholders’ equity	333,220	330,140
Total liabilities and stockholders’ equity	$588,694	$587,823

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2018	2019
Cash flows from operating activities:
Net income (loss)	$(23,881)	$3,708
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	17,244	14,090
Amortization	395	205
Pension and post-retirement expense - U.S. and U.K.	10,693	6,733
Stock compensation expense	1,920	1,848
Deferred revenue	(1,875)	(1,875)
Deferred income taxes	20,588	1,036
Loss on disposition of property	132	13
Change in assets and liabilities:
Accounts receivable	(5,591)	(5,044)
Inventories	(27,937)	2,470
Other assets	40	(409)
Accounts payable and accrued expenses	9,080	6,049
Income taxes	(6,632)	4,902
Accrued pension and postretirement benefits	(7,362)	(5,457)
Net cash provided by operating activities	(13,186)	28,269
Cash flows from investing activities:
Additions to property, plant and equipment	(9,785)	(7,316)
Net cash used in investing activities	(9,785)	(7,316)
Cash flows from financing activities:
Revolving credit facility borrowings	—	16,600
Revolving credit facility repayments	—	(16,600)
Dividends paid	(8,261)	(8,258)
Proceeds from exercise of stock options	—	215
Payment for purchase of treasury stock	(223)	(370)
Payments on long-term obligation	(140)	(106)
Net cash used in financing activities	(8,624)	(8,519)
Effect of exchange rates on cash	(154)	(191)
Increase (decrease) in cash and cash equivalents:	(31,749)	12,243
Cash and cash equivalents:
Beginning of period	46,328	9,802
End of period	$14,579	$22,045

Schedule 4

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE

(unaudited)

(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2019	2018	2019
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)

Net income (loss), as reported	$713	$3,802	$(23,881)	$3,708
Net income (loss) per diluted share, as reported	$0.06	$0.30	$(1.93)	$0.29

Adjustments recorded within tax provision
Revaluation of Deferred tax asset due to tax reform	228	—	18,182	—
Other impacts to estimated effective tax rate	(2,026)	—	—	—
Adjustments recorded within tax provision	(1,798)	—	18,182	—

Strategic Acquisition Activity Costs (after-tax)	1,001	—	1,001	—
CEO Transition (after-tax)	725	—	725	—
Total Adjustments	(72)	—	19,908	—
Adjustment impact on net loss per diluted share	$(0.01)	$—	$1.60	$—

Adjusted Net income (loss)	641	3,802	(3,973)	3,708
Adjusted Net income (loss) per diluted share	$0.05	$0.30	$(0.33)	$0.29

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
(dollars in thousands)	2018	2018	2018	2019	2019
Net revenues	$113,114	$122,313	$107,069	$127,474	$126,032
Gross profit	15,363	17,884	11,335	14,683	18,175
Net income (loss)	713	2,130	(1,603)	1,509	3,802
Net income (loss) per share:
Basic	$ 0.06	$ 0.17	$ (0.13)	$ 0.12	$ 0.30
Diluted	$ 0.06	$ 0.17	$ (0.13)	$ 0.12	$ 0.30